                         INDEX TO FINANCIAL STATEMENTS



                                                                                        PAGE
                                                                                        ----
SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report......................................................       4
  Supplemental Consolidated Balance Sheets as of May 31, 1995 and 1994..............       5
  Supplemental Consolidated Statements of Income for the years ended
     May 31, 1995, 1994 and 1993....................................................       6
  Supplemental Consolidated Statements of Cash Flows for the years ended
     May 31, 1995, 1994 and 1993....................................................       7
  Supplemental Consolidated Statements of Stockholders' Equity for the years ended
     May 31, 1995, 1994 and 1993....................................................       8
  Notes to Supplemental Consolidated Financial Statements...........................      10
  Supplemental Schedule II -- Valuation and Qualifying Accounts.....................      26

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of The Hillhaven Corporation:


     We have audited the supplemental consolidated balance sheets of The Hillhaven Corporation and subsidiaries (Hillhaven) as of May 31, 1995 and 1994 and the related supplemental consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended May 31, 1995. In connection with our audits of the supplemental consolidated financial statements, we have also audited the supplemental financial statement schedule as listed in the index. These supplemental consolidated financial statements are the responsibility of the management of Hillhaven. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the aforementioned supplemental consolidated financial statements present fairly, in all material respects, the financial position of The Hillhaven Corporation and subsidiaries as of May 31, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1995 in conformity with generally accepted accounting principles applied on a consistent basis applicable after financial statements are issued for a period which includes the date of consummation of the business combination. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


     The supplemental consolidated financial statements give retroactive effect to the merger of Hillhaven and Nationwide Care, Inc. and Affiliated Entities on June 30, 1995, which has been accounted for as a pooling of interests as described in notes 1 and 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of Hillhaven after financial statements covering the date of consummation of the business combination are issued.

     As discussed in Note 7 to the consolidated financial statements, effective June 1, 1992 Hillhaven changed its method of providing income taxes by adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

KPMG PEAT MARWICK LLP

Seattle, Washington
July 14, 1995

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                               MAY 31,
                                                                      -------------------------
                                                                         1995           1994
                                                                      ----------     ----------
Current assets:
  Cash and cash equivalents.........................................  $   55,921     $   52,512
  Accounts and notes receivable, less allowance for doubtful
     accounts of $13,265 and $10,702 in 1995 and 1994...............     191,526        164,944
  Inventories.......................................................      18,196         20,920
  Prepaid expenses and other current assets.........................      32,682         37,484
                                                                      ----------     ----------
          Total current assets......................................     298,325        275,860
                                                                      ----------     ----------
Long-term notes receivable, less allowance for doubtful accounts of
  $15,011 and $14,608 in 1995 and 1994..............................      81,444         84,944
Property and equipment, net.........................................     869,226        834,108
Intangible assets, net of accumulated amortization of $20,120 and
  $19,955 in 1995 and 1994..........................................      34,669         37,500
Other noncurrent assets, net........................................      54,267         36,902
                                                                      ----------     ----------
                                                                      $1,337,931     $1,269,314
                                                                      ==========     ==========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.................................  $   43,234     $   49,922
  Accounts payable..................................................      67,882         69,466
  Employee compensation and benefits................................      78,181         69,050
  Other accrued liabilities.........................................      39,023         47,113
                                                                      ----------     ----------
          Total current liabilities.................................     228,320        235,551
                                                                      ----------     ----------
Convertible debentures..............................................     131,172        134,223
                                                                      ----------     ----------
Other long-term debt................................................     494,685        487,200
                                                                      ----------     ----------
Other long-term liabilities.........................................      47,804         34,757
                                                                      ----------     ----------
Commitments, contingencies and subsequent events

Stockholders' equity:
  Series C Preferred Stock, $0.15 par value; 35,000 shares
     authorized, issued and outstanding in 1995 and 1994
     (liquidation preference of $35,000)............................           5              5
  Series D Preferred Stock, $0.15 par value; 300,000 shares
     authorized; 64,416 and 60,546 issued and outstanding in 1995
     and 1994 (liquidation preference of $64,416)...................          10              9
  Common stock, $0.75 par value; authorized 60,000,000 shares;
     37,850,463 and 33,434,756 issued and outstanding in 1995 and
     1994...........................................................      28,388         25,076
  Additional paid-in capital........................................     440,168        336,105
  Retained earnings.................................................      56,676         19,599
  Unearned compensation.............................................      (3,804)        (3,211)
                                                                      ----------     ----------
                                                                         521,443        377,583
  Less 4,067,473 common shares held in trust........................     (85,493)            --
                                                                      ----------     ----------
          Total stockholders' equity................................     435,950        377,583
                                                                      ----------     ----------
                                                                      $1,337,931     $1,269,314
                                                                      ==========     ==========

   See accompanying Notes to Supplemental Consolidated Financial Statements.

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                                                   YEARS ENDED MAY 31,
                                                         ----------------------------------------
                                                            1995           1994           1993
                                                         ----------     ----------     ----------
Net operating revenues.................................  $1,704,206     $1,592,819     $1,445,201
                                                         ----------     ----------     ----------
Expenses:
  General and administrative...........................   1,455,154      1,352,624      1,231,810
  Interest.............................................      55,238         60,890         67,184
  Depreciation and amortization........................      61,616         57,384         56,421
  Rent.................................................      60,913         63,411         59,393
  Restructuring........................................          --        (20,225)         5,769
                                                         ----------     ----------     ----------
          Net expenses.................................   1,632,921      1,514,084      1,420,577
                                                         ----------     ----------     ----------
Income from operations.................................      71,285         78,735         24,624
Interest income........................................      13,139         13,749         16,056
                                                         ----------     ----------     ----------
Income before income taxes, extraordinary charge and
  cumulative effect of accounting change...............      84,424         92,484         40,680
Income tax (expense) benefit...........................     (29,328)       (27,985)         5,372
                                                         ----------     ----------     ----------
Income before extraordinary charge and cumulative
  effect of accounting change..........................      55,096         64,499         46,052
Extraordinary charge -- early extinguishment of debt,
  net of income taxes..................................        (570)        (1,062)        (2,217)
Cumulative effect of change in accounting for income
  taxes................................................          --             --         (1,103)
                                                         ----------     ----------     ----------
Net income.............................................  $   54,526     $   63,437     $   42,732
                                                         ==========     ==========     ==========
Income available to common stockholders (net income
  less preferred stock dividends and accretion)........  $   47,526     $   55,604     $   39,797
Primary income per common share:
  Income before extraordinary charge and cumulative
     effect of accounting change.......................  $     1.43     $     1.83     $     1.49
  Extraordinary charge.................................        (.02)          (.03)          (.08)
  Cumulative effect of change in accounting for income
     taxes.............................................          --             --           (.04)
                                                         ----------     ----------     ----------
Net income per share...................................  $     1.41     $     1.80     $     1.37
                                                         ==========     ==========     ==========
Fully diluted income per common share:
  Income before extraordinary charge...................  $     1.32     $     1.62             --
  Extraordinary charge.................................        (.01)          (.03)            --
                                                         ----------     ----------     ----------
Net income per share...................................  $     1.31     $     1.59            N/A
                                                         ==========     ==========     ==========
Weighted average common shares and equivalents
  outstanding:
  Primary..............................................  33,824,847     30,952,021     29,394,165
  Fully diluted........................................  41,840,944     39,326,350            N/A


   See accompanying Notes to Supplemental Consolidated Financial Statements.

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEARS ENDED MAY 31,
                                                           ------------------------------------
                                                             1995         1994          1993
                                                           --------     ---------     ---------
Cash flows from operating activities:
  Net income.............................................  $ 54,526     $  63,437     $  42,732
  Adjustments to reconcile net income to net cash
     provided by operations:
     Restructuring credits...............................        --       (21,904)           --
     Cumulative effect of change in accounting for income
       taxes.............................................        --            --         1,103
     Depreciation and amortization.......................    61,616        57,384        56,421
     Provision for losses on accounts and notes
       receivable........................................     5,633         8,730         4,515
     Loss (gain) on sales of property and equipment .....   (13,425)       (9,224)        1,913
     Deferred income taxes...............................     6,478         8,726       (13,667)
     Amortization of unearned stock compensation.........     3,619         3,627         3,442
     Other charges and credits, net......................     6,973        (7,749)       (8,350)
     Changes in operating assets and liabilities, net of
       acquisitions and dispositions:
       Accounts and notes receivable.....................   (33,509)      (25,356)      (15,101)
       Inventories.......................................      (576)          262          (852)
       Prepaid expenses and other current assets.........    13,234          (618)       (4,771)
       Accounts payable..................................    (6,942)        3,082           (53)
       Other accrued liabilities.........................    (6,430)        4,018         5,620
                                                           --------     ---------     ---------
Net cash provided by operating activities................    91,197        84,415        72,952
                                                           --------     ---------     ---------
Cash flows from investing activities:
  Purchases of property and equipment....................   (62,125)      (52,685)      (33,212)
  Purchase of previously leased nursing centers..........   (13,032)       (1,667)      (18,972)
  Proceeds from sales of property and equipment..........     4,947        15,877        22,341
  Proceeds from collection of notes receivable...........     4,974        22,117        22,590
  Investment in joint ventures and partnerships..........    (3,367)       (1,698)       (1,799)
  Distributions from joint ventures and partnerships.....     1,183         2,283         3,833
  Lease security deposits................................        --            --        (2,482)
  Increase in other assets...............................    (7,532)       (2,599)       (4,616)
                                                           --------     ---------     ---------
Net cash used in investing activities....................   (74,952)      (18,372)      (12,317)
                                                           --------     ---------     ---------
Cash flows from financing activities:
  Net increase (decrease) in borrowings under revolving
     lines of credit.....................................    21,000         8,000       (13,000)
  Proceeds from issuance of preferred stock and stock
     warrants............................................        --        63,399         7,206
  Dividends and distributions............................    (3,013)       (3,074)       (6,501)
  Proceeds from long-term debt...........................    39,162       369,085       137,149
  Payments of principal on long-term debt................   (77,231)     (511,326)     (152,915)
  Proceeds from exercise of stock options................     2,793           587           246
  Increase in deferred financing costs...................    (2,576)      (15,239)       (8,313)
  Other, net.............................................     5,671          (270)          725
                                                           --------     ---------     ---------
Net cash used in financing activities....................   (14,194)      (88,838)      (35,403)
                                                           --------     ---------     ---------
Increase (decrease) in cash and cash equivalents.........     2,051       (22,795)       25,232
Adjustment for change in fiscal year end of acquired
  companies..............................................     1,358            --            --
Cash and cash equivalents at beginning of year...........    52,512        75,307        50,075
                                                           --------     ---------     ---------
Cash and cash equivalents at end of year.................  $ 55,921     $  52,512     $  75,307
                                                           ========     =========     =========

   See accompanying Notes to Supplemental Consolidated Financial Statements.

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED MAY 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                       RETAINED                     COMMON
                                                        ADDITIONAL     EARNINGS       UNEARNED      SHARES
                                  PREFERRED   COMMON     PAID-IN     (ACCUMULATED      STOCK       HELD IN
                                    STOCK      STOCK     CAPITAL       DEFICIT)     COMPENSATION    TRUST
                                  ---------   -------   ----------   ------------   ------------   --------
BALANCE, MAY 31, 1992
As previously reported..........     $ 5      $15,663    $ 208,535     $(76,617)      $ (7,529)    $     --
Pooling of interests
  adjustments:
  AIS and CPS...................      --          946         (935)       1,252             --           --
  Nationwide....................      --        3,750       (4,729)      (1,351)            --           --
                                     ---      -------     --------      -------        -------     --------
Balance, as restated............       5       20,359      202,871      (76,716)        (7,529)          --
Net income......................      --           --           --       42,732             --           --
Restricted share awards, net of
  forfeitures...................      --           34        1,104           --         (1,138)          --
Performance shares..............      --           --          907           --           (907)          --
Stock options exercised.........      --           37          209           --             --           --
Preferred stock dividends
  ($82.50 per share)............      --           --       (2,888)          --             --           --
Amortization of unearned stock
  compensation..................      --           --           --           --          3,442           --
Other dividends and
  distributions.................      --           --           --       (3,960)            --           --
Accretion of discount on
  redeemable preferred stock....      --           --           --          (47)            --           --
Common stock issued by acquired
  companies.....................      --           --        5,024          909             --           --
Tax benefit associated with
  exercise of stock options.....      --           --          290           --             --           --
                                     ---      -------     --------      -------        -------     --------
BALANCE, MAY 31, 1993...........       5       20,430      207,517      (37,082)        (6,132)          --
Net income......................      --           --           --       63,437             --           --
Issuance of preferred stock.....      18           --      119,982           --             --           --
Preferred stock tendered to
  exercise stock purchase
  warrants......................     (10)          --      (63,290)          --             --           --
Stock purchase warrants
  exercised.....................      --        4,500       58,800           --             --           --
Conversion of debentures........      --           86        1,809           --             --           --
Restricted share awards, net of
  forfeitures...................      --          (12)        (188)          --            200           --
Performance shares..............      --           --          906           --           (906)          --
Stock options exercised.........      --           73          514           --             --           --
Preferred stock dividends
  ($82.50 per share)............      --           --       (1,444)      (1,444)            --           --
Fractional shares repurchased...      --           (1)         (17)          --             --           --
Amortization of unearned stock
  compensation..................      --           --           --           --          3,627           --
Tax benefit associated with
  exercise of stock options.....      --           --          477           --             --           --
Other dividends and
  distributions.................      --           --           --         (184)            --           --
Accretion of discount on
  redeemable preferred stock....      --           --           --         (178)            --           --
Common stock and warrants issued
  by acquired companies.........      --           --        6,273           --             --           --
Increase in value of common
  stock warrants................      --           --           --         (183)            --           --
Preferred stock
  dividends-in-kind.............       1           --        4,766       (4,767)            --           --
                                     ---      -------     --------      -------        -------     --------
BALANCE, MAY 31, 1994...........      14       25,076      336,105       19,599         (3,211)          --

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                    YEARS ENDED MAY 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                       RETAINED                     COMMON
                                                        ADDITIONAL     EARNINGS       UNEARNED      SHARES
                                  PREFERRED   COMMON     PAID-IN     (ACCUMULATED      STOCK       HELD IN
                                    STOCK      STOCK     CAPITAL       DEFICIT)     COMPENSATION    TRUST
                                  ---------   ------    ----------   ------------   ------------   -------
Net income......................      --           --           --       54,526             --           --
Common shares issued to Grantor
  Trust.........................      --        3,150       85,129           --             --      (88,279)
Common shares released from
  Grantor Trust.................      --          (99)      (2,687)          --             --        2,786
Conversion of debentures........      --          100        2,111           --             --           --
Restricted share awards.........      --          111        3,241           --         (3,352)          --
Performance shares forfeited....      --           --         (175)          --            175           --
Discounted stock options
  granted.......................      --           --        1,035           --         (1,035)          --
Stock options exercised.........      --           50          643           --             --           --
Preferred stock dividends
  ($82.50 per share)............      --           --           --       (2,888)            --           --
Fractional shares repurchased...      --           --           (6)          --             --           --
Amortization of unearned stock
  compensation..................      --           --           --           --          3,619           --
Tax benefit associated with
  exercise of stock options.....      --           --        1,000           --             --           --
Increase in value of common
  stock warrants................      --           --        9,811       (9,811)            --           --
Accretion of discount on
  redeemable preferred stock....      --           --           --         (150)            --           --
Other dividends.................      --           --           --         (125)            --           --
Preferred stock
  dividends-in-kind.............       1           --        3,961       (3,962)            --           --
Adjustment for change in fiscal
  year-end of acquired
  companies.....................      --           --           --         (513)            --           --
                                     ---      -------     --------      -------        -------     --------
BALANCE, MAY 31, 1995...........     $15      $28,388     $440,168      $56,676        $(3,804)    $(85,493)
                                     ===      =======     ========      =======        =======     ========

   See accompanying Notes to Supplemental Consolidated Financial Statements.

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 1. SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The supplemental consolidated financial statements include the accounts of The Hillhaven Corporation and its wholly owned subsidiaries ("Hillhaven" or the "Company") and have been prepared to give retroactive effect to the merger with Nationwide Care, Inc. and Affiliated Entities ("Nationwide") on June 30, 1995 (Note 2 and 14). Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of the consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     On October 31, 1994, the Company acquired CPS Pharmaceutical Services, Inc. ("CPS") and Advanced Infusion Systems, Inc. ("AIS") in a business combination accounted for as a pooling of interests.
Accordingly, the accompanying supplemental consolidated financial statements for the year ended May 31, 1995 are presented on the basis that Hillhaven, Nationwide, CPS and AIS were combined for the entire year, and prior years have been restated to give effect to these combinations.

     Certain reclassifications of prior years' amounts have been made to conform to 1995 classifications.

     Net Operating Revenues. Revenues are recognized when services are provided and products are delivered.

     Net operating revenues consist primarily of patient care revenues which are reported at the net amounts realizable from residents, third-party payors and others for services provided. A provision for estimated uncollectible patient accounts and notes receivable is included in general and administrative expenses and was $5,633, $8,730 and $4,515 for the years ended May 31, 1995, 1994 and 1993, respectively.

     Approximately 73% of net patient care revenues for each of the years ended May 31, 1995, 1994 and 1993 are from participation of the nursing centers in Medicare and Medicaid programs. Revenues under these programs are subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered and are adjusted as final settlements are determined. Accounts receivable from Medicare and Medicaid amounted to $39,031 and $66,532, respectively, at May 31, 1995, and $20,777 and $68,837, respectively, at May 31, 1994.

     Net operating revenues also include revenues from pharmacy operations of $190,638, $198,634 and $194,935 for the years ended May 31, 1995, 1994 and 1993, respectively.

     Income Per Share. Primary income per share is calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of common shares and equivalents outstanding for the period. Common stock equivalents are stock purchase warrants and employee stock options. Fully diluted income per share further assumes conversion of the Company's convertible debentures. Conversion of the debentures was not assumed for the 1993 calculation because the exercise prices of the debentures exceeded the market price at May 31, 1993.

     Cash Equivalents. Highly liquid investments with maturities of three months or less at the date of acquisition are considered cash equivalents. Interest earned on these investments amounted to $1,145, $1,141 and $961 for the years ended May 31, 1995, 1994 and 1993, respectively.

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Inventories. Inventories, which are stated at the lower of cost (first-in, first-out) or market, are comprised of the following:

                                                                         MAY 31,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
        Pharmaceutical products..................................  $ 9,804     $12,941
        Nursing center supplies..................................    8,392       7,979
                                                                   -------     -------
                                                                   $18,196     $20,920
                                                                   =======     =======

     Notes Receivable. Notes receivable consist primarily of notes originated upon the sale of nursing centers to third parties. Generally the notes are secured by mortgages and deeds of trust on the properties sold. See Note 12.

     Property and Equipment. Owned land, buildings, leasehold improvements and equipment are stated at cost. Capitalized leases are stated at the lower of the present value of minimum lease payments or fair value at the inception of the lease. Depreciation and amortization are computed using the straight-line method over the useful lives of the assets, estimated as follows: buildings, 20-45 years; leasehold improvements and certain capitalized leases, over the lesser of the estimated useful life or the lease term; and equipment, 5-10 years.

     Intangible Assets. Costs incurred in obtaining long-term financing are amortized over the terms of the related indebtedness, primarily using the straight-line method. Costs related to the acquisition of leases are amortized over the lease term using the straight-line method. Goodwill is amortized using the straight-line method over a period of 15 years.

     Hillhaven recorded extraordinary charges of $851 ($570 net of tax), $1,543 ($1,062 net of tax) and $3,496 ($2,217) net of tax) for the years ended May 31, 1995, 1994 and 1993, respectively, in connection with the early retirement or refinancing of long-term debt.

 2. ACQUISITIONS

     On June 30, 1995, the Company acquired Nationwide and its affiliated corporations and partnerships in a business combination accounted for as a pooling of interests (the "Share Exchange"). See Note 14. As part of the Share Exchange, Hillhaven issued 5,000,000 shares of its common stock valued at approximately $141,000.

     Prior to the Share Exchange, Nationwide's fiscal year ended September 30. In recording the pooling-of-interests combination, Nationwide's financial statements for the twelve months ended May 31, 1995 were combined with Hillhaven's financial statements for the same period and Nationwide's financial statements for the years ended September 30, 1994 and 1993 were combined with Hillhaven's financial statements for the years ended May 31, 1994 and 1993. An adjustment has been made to stockholders' equity as of May 31, 1995 to eliminate the effect of including Nationwide's results of operations for the four months June 1, 1994 to September 30, 1994 in both the year ended May 31, 1995 and 1994.

     On October 31, 1994, the Company acquired closely-held CPS and AIS in a business combination accounted for as a pooling of interests. CPS and AIS, which provide pharmaceutical and infusion services, became part of the Company's Medisave Pharmacies subsidiary through the exchange of 1,262,062 shares of Hillhaven's common stock valued at approximately $29,000.

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Summarized results of operations of Hillhaven, CPS and AIS for the period from June 1, 1994 through October 31, 1994 are as follows:

                                                                  HILLHAVEN     CPS/AIS
                                                                  ---------     -------
        Net operating revenues..................................  $ 636,305     $10,164
        Income (loss) before extraordinary item.................     23,790        (240)
        Net income (loss).......................................     23,616        (240)

     Following is a reconciliation of restated net operating revenues and net income to amounts previously reported for the years ended May 31, 1995, 1994 and 1993:

                                                        1995           1994           1993
                                                     ----------     ----------     ----------
    Net operating revenues:
      As previously reported.......................  $1,576,282     $1,471,190     $1,378,466
      Nationwide...................................     127,924        121,629         66,735
                                                     ----------     ----------     ----------
      As restated..................................  $1,704,206     $1,592,819     $1,445,201
                                                     ==========     ==========     ==========

    Net income:
      As previously reported.......................  $   51,289     $   58,418     $   39,239
      Nationwide...................................       3,237          5,019          3,493
                                                     ----------     ----------     ----------
      As restated..................................  $   54,526     $   63,437     $   42,732
                                                     ==========     ==========     ==========

 3. STATEMENTS OF CASH FLOWS

     Supplemental disclosures of cash flow information are as follows:

                                                                  YEARS ENDED MAY 31,
                                                            -------------------------------
                                                             1995        1994        1993
                                                            -------     -------     -------
    Cash paid for:
    Interest..............................................  $54,661     $49,498     $59,699
    Income taxes..........................................   23,977      15,424       7,881
    Noncash investing and financing activities:
      Acquisition of previously leased nursing centers and
         pharmacies
      Long-term debt assumed and incurred.................    2,720      13,705      39,609
      Adjustment to property and equipment and capital
         lease obligations................................       --      23,600       6,780
    Notes received in connection with sales of nursing
      centers.............................................      500       3,340      36,338
    Preferred stock issued to retire debt.................       --      56,601          --
    Preferred stock tendered for the purchase of common
      stock...............................................       --      63,300          --
    Reclassification of property and equipment and
      intangible assets to/from assets held for
      disposition.........................................       --      52,537          --
    Common stock placed in grantor trust..................   88,279          --          --

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 4. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

     Hillhaven has 50% ownership interests in a number of unconsolidated general and limited partnerships. These investments are accounted for by the equity method and are included in other noncurrent assets. All of these partnerships own or lease real and personal property and operate nursing centers. Combined summarized unaudited financial information for these partnerships is as follows:

                                                                         MAY 31,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
        Current assets...........................................  $ 7,534     $ 8,902
        Property and equipment...................................   28,625      46,696
                                                                   -------     -------
        Total assets.............................................  $36,159     $55,598
                                                                   =======     =======
        Current liabilities......................................  $ 3,836     $ 6,999
        Long-term debt to unrelated parties......................   21,672      37,400
        Long-term debt to Hillhaven..............................      325       4,377
        Partners' equity.........................................   10,326       6,822
                                                                   -------     -------
        Total liabilities and equity.............................  $36,159     $55,598
                                                                   =======     =======

                                                              YEARS ENDED MAY 31,
                                                        -------------------------------
                                                         1995        1994        1993
                                                        -------     -------     -------
        Net operating revenues........................  $34,695     $47,857     $54,314
        Net income....................................    1,373       2,747       4,204
        Recognized by Hillhaven:
          Equity in income............................    1,033       1,554       2,081
          Interest income.............................       25         367         697
          Management fees.............................    1,753       2,412       2,710

     Hillhaven manages six nursing centers for partnerships in which the Company has an equity interest. Management fees earned are usually based upon a percentage of revenues, ranging from 7% to 9%.

 5. PROPERTY AND EQUIPMENT

     Property and equipment at May 31 is comprised of the following:

                                                                 1995           1994
                                                              ----------     ----------
        Land................................................  $   85,610     $   80,086
        Buildings...........................................     800,429        754,221
        Leasehold improvements..............................      22,914         17,208
        Equipment...........................................     206,266        184,163
        Construction in progress............................      23,471         19,662
                                                              ----------     ----------
                                                               1,138,690      1,055,340
        Less accumulated depreciation and amortization......    (269,464)      (221,232)
                                                              ----------     ----------
        Net property and equipment..........................  $  869,226     $  834,108
                                                              ==========     ==========

     Property and equipment includes buildings of $1,997 and equipment of $2,757 acquired under capital leases at both May 31, 1995 and 1994. Related accumulated depreciation and amortization amounted to $2,423 and $2,141 at May 31, 1995 and 1994, respectively.

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 6. LONG-TERM DEBT

     The Recapitalization. In September 1993, Hillhaven completed a recapitalization plan (the "Recapitalization") which included the modification of the Company's relationship with Tenet Healthcare Corporation ("Tenet") (formerly National Medical Enterprises, Inc.) (Note 8) to (i) purchase 23 nursing centers leased from Tenet for a purchase price of $111,800, (ii) repay all existing debt to Tenet in the aggregate principal amount of $147,202, (iii) release Tenet guarantees on approximately $400,000 of debt, (iv) limit the annual fee payable to Tenet to 2% of the remaining amount guaranteed and (v) amend existing agreements to eliminate obligations of Tenet to provide additional financing to the Company. The Recapitalization was financed through
(i) the issuance to Tenet of $120,000 of payable-in-kind Series D Preferred stock, (ii) the incurrence of a $175,000 term loan under a secured credit facility with a syndicate of banks, (iii) the issuance of $175,000 of 10 1/8% Senior Subordinated Notes due 2001, (iv) borrowings of $30,000 under an accounts receivable-backed credit facility and (v) the use of approximately $39,000 of cash.

     Long-term debt at May 31 is comprised of the following:

                                                                   1995         1994
                                                                 --------     --------
        CONVERTIBLE DEBENTURES
          Floating rate convertible debentures(1)..............  $ 56,422     $ 59,473
          7 3/4% convertible debentures (2)....................    74,750       74,750
                                                                 --------     --------
                                                                 $131,172     $134,223
                                                                 ========     ========
        OTHER LONG-TERM DEBT
          Debt under bank credit agreements(3).................  $114,900     $116,500
          Industrial revenue bonds, payable in installments to
             2025(4)...........................................   124,297      124,895
          Mortgage notes, payable monthly to 2040(4)...........    62,629       56,617
          Other notes, payable in installments to 2001(4)......    23,258       24,335
          Capitalized lease obligations (Note 9)...............     4,275        5,606
          Floating rate option notes(5)........................    25,650       26,600
          12 1/2% unsecured notes due 2000, net of unamortized
             discounts of $3,577 and $3,836 in 1995 and 1994...     8,423        8,164
          10 1/8% unsecured notes due 2001.....................   174,487      174,405
                                                                 --------     --------
                                                                  537,919      537,122
          Less current portion.................................   (43,234)     (49,922)
                                                                 --------     --------
                                                                 $494,685     $487,200
                                                                 ========     ========

- ---------------

(1) Under Hillhaven's 1991 Performance Investment Plan, on May 29, 1992, the Company privately placed $65,053 of convertible debentures (the "PIP Debentures") to a wholly owned, special purpose subsidiary. The subsidiary financed 95% of the purchase with three-year term loans from a syndicate of commercial banks and 5% from the sale to key employees of options to acquire the PIP Debentures. In September 1993, Hillhaven refinanced the term loans using its term loan facility. These borrowings, together with the outstanding balance of the options, are classified as floating rate convertible debentures in the above table. The interest rate was 7.1875% at May 31, 1995. Interest is not payable on the options. The PIP Debentures mature and the options terminate on May 29, 1999, and both the PIP Debentures and options are subject to mandatory redemption on that date or upon the occurrence of certain events. The options permit the holder to purchase PIP Debentures at 95% of their face value and to ultimately convert them into shares of common stock at an effective conversion price of $16.5375 per share. The options vest 25% per year beginning in December 1993, with accelerated vesting in certain events. The Company may

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    repurchase the options at any time after May 29, 1997 by paying a redemption premium. As options are exercised, the Company's taxable income will be reduced by any excess of the fair market value of the common stock at the date of conversion over the principal amount of the PIP Debentures redeemed.

(2) On November 4, 1992, the Company sold $74,750 of its 7 3/4% Convertible Subordinated Debentures (the "Debentures") due 2002. The Debentures are convertible into common stock at the option of the holder at any time prior to maturity at a conversion price of $16.795 per share. On or after November 1, 1995, the Company may redeem the Debentures, in whole or in part, at specified redemption prices. The Debentures are unsecured and subordinated to all other indebtedness of Hillhaven.

(3) In connection with the Recapitalization, Hillhaven entered into a credit agreement with a syndicate of banks. The credit agreement, as amended in October 1994, includes a $165,000 term loan facility, an $85,000 revolving credit facility and a $70,000 IRB letter of credit facility (collectively, the "Facilities"). Borrowings under the credit agreement are secured by 86 nursing centers, certain accounts receivable and the stock of certain subsidiaries of the Company. The Facilities bear interest at either a base rate plus zero to .625% or the London Interbank Offered Rate ("LIBOR") plus .625% to 1.625%, the spreads being dependent on the type of facility and leverage ratios. The Facilities will mature on October 28, 1999. Commitment fees are required on the unused portions of the term loan, revolving credit facility and IRB letter of credit facility and are paid at a rate of .25% to .50%, depending on leverage ratios. At May 31, 1995, $144,500 was outstanding under the term loan facility, including $53,600 as substituted debt for the PIP Debentures, with interest payable at 7.1875%. The term loan is subject to scheduled principal repayments. Borrowings under the revolving credit facility amounted to $24,000 at May 31, 1995, with interest payable at 7.1875%. Letters of credit outstanding at May 31, 1995 under the IRB letter of credit facility totalled $68,668 and under the revolving credit facility totalled $4,250.

(4) Mortgage notes, industrial revenue bonds and the majority of other notes are principally secured by Hillhaven's property and equipment. Mortgage notes include non-interest bearing resident mortgage bonds related to a retirement housing facility amounting to $31,254 and $30,543 at May 31, 1995 and 1994, respectively. The industrial revenue bonds were issued by various governmental authorities to finance the construction or acquisition of nursing centers and retirement housing facilities. The use of escrowed funds of $3,249 and $6,156 at May 31, 1995 and 1994, respectively, is limited to specific facility capital improvements or payment of principal and interest on the bonds. These amounts are included in other noncurrent assets. Average interest rates for the mortgage notes (excluding resident mortgage bonds), industrial revenue bonds and other notes at May 31, 1995 were 9.5%, 5.0% and 9.3%, respectively.

(5) On July 27, 1993, Nationwide issued $28,500 of floating rate option notes, secured by an irrevocable direct pay letter of credit. The notes are payable in installments and mature in August 2008. At May 31, 1995, the interest rate on the notes was 7.8%. Nationwide purchased interest rate cap protection (9%) through November 1997 with respect to the floating rate option notes at a cost of approximately $100. Through May 31, 1995, Nationwide had not received any amounts with respect to the interest rate cap protection.

     Hillhaven participates in a $40,000 accounts receivable-backed credit facility whereby eligible Medicaid receivables of selected nursing centers are sold to a wholly owned subsidiary of Hillhaven, formed specifically for the purpose of such transactions. The purchase of receivables by the subsidiary may be financed by a bank line of credit with interest payable at either LIBOR plus
 3/4% or the lenders' cost of funds. At May 31, 1995, borrowings under this facility totalled $5,000 with interest payable at 9.0%. At May 31, 1995, the subsidiary had total assets of approximately $72,160, which cannot be used to satisfy claims against Hillhaven or any of its subsidiaries.

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Certain loan agreements have, among other requirements, restrictions on cash dividends, investments and borrowings and require maintenance of specified operating ratios, levels of working capital and net worth. Management believes that Hillhaven is in compliance with all material covenants. There are no compensating balance requirements for any of the credit lines or borrowings.

     Future maturities of convertible debentures and long-term debt are as follows:

                         YEAR ENDING MAY 31,
                         -------------------
                        1996..............................  $ 43,234
                        1997..............................    45,296
                        1998..............................    40,808
                        1999..............................    48,104
                        2000..............................    54,932
                        Later years.......................   436,717
                                                            --------
                                                            $669,091
                                                            ========

 7. INCOME TAXES

     Effective June 1, 1992, Hillhaven adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). The implementation of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method of APB Opinion No. 11 ("APB 11") to an asset and liability approach. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Adoption of SFAS 109 resulted in a charge of $1,103 to the 1993 statement of income as the cumulative effect of a change in accounting principle. Including the impact of this charge, the effect on the year ended May 31, 1993 of the adoption of SFAS 109 was a reduction of net income tax expense and an increase in net income of $7,710 as compared to amounts that would have been reported under APB 11.

     Income tax (expense) benefit on income from operations before income taxes, extraordinary charge and cumulative effect of accounting change consists of the following amounts:

                                                             YEAR ENDED MAY 31,
                                                      ---------------------------------
                                                        1995         1994        1993
                                                      --------     --------     -------
        Current (expense) federal...................  $(17,730)    $(14,941)    $(6,715)
        Current (expense) state.....................    (5,050)      (4,318)     (1,580)
                                                      --------     --------     -------
                                                       (22,780)     (19,259)     (8,295)
                                                      --------     --------     -------
        Deferred (expense) benefit federal..........    (5,712)      (7,955)     12,556
        Deferred (expense) benefit state............      (836)        (771)      1,111
                                                      --------     --------     -------
                                                        (6,548)      (8,726)     13,667
                                                      --------     --------     -------
                                                      $(29,328)    $(27,985)    $ 5,372
                                                      ========     ========     =======

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     An analysis of Hillhaven's effective income tax rate is as follows:

                                                             YEAR ENDED MAY 31,
                                                     ----------------------------------
                                                       1995         1994         1993
                                                     --------     --------     --------
        Statutory federal income tax rate..........        35%          35%          34%
                                                     --------     --------     --------
        Income tax expense at federal rate.........  $(29,548)    $(32,369)    $(13,831)
        State income tax expense net of federal
          income tax effect........................    (3,826)      (3,308)        (305)
        Employee stock compensation................       651          491          255
        Nondeductible wages........................      (744)        (968)        (488)
        Valuation allowance adjustment.............     3,104        1,090       18,992
        Targeted jobs tax credits..................     1,923        6,780           --
        Non-taxable income.........................        --           --          948
        Net operating loss carryforward utilized...        --           --          265
        Other......................................      (888)         299         (464)
                                                     --------     --------     --------
        Income tax (expense) benefit on income
          before extraordinary charge and
          cumulative effect of accounting change...  $(29,328)    $(27,985)    $  5,372
                                                     ========     ========     ========

     The tax effects of temporary differences that give rise to significant portions of the federal and state deferred tax assets (liabilities) are comprised of the following:

                                                            YEARS ENDED MAY 31,
                                                     ----------------------------------
                                                       1995         1994         1993
                                                     --------     --------     --------
        Depreciation...............................  $(25,667)    $(21,537)    $(29,207)
        Installment sales..........................    (1,573)      (1,691)      (3,685)
        Other......................................    (3,627)      (3,563)      (1,148)
                                                     --------     --------     --------
        Gross deferred tax liabilities.............   (30,867)     (26,791)     (34,040)
                                                     --------     --------     --------
        Capital leases.............................     8,164        8,110        7,090
        Deferred partnership revenue...............     2,548        1,960        2,662
        Insurance reserves.........................     5,485        9,573        8,033
        Vacation accruals..........................     6,842        5,691        4,955
        Deferred gain..............................     3,464        4,350        5,882
        Bad debt reserves..........................     9,945        8,788        7,093
        Restructuring reserves.....................        --           --       20,293
        Targeted jobs tax credits..................        --        5,296        7,546
        Alternative minimum tax credits............     2,416        2,649        1,534
        Other......................................     7,649        5,672        4,066
                                                     --------     --------     --------
        Gross deferred tax assets..................    46,513       52,089       69,154
        Less valuation allowance...................    (8,173)     (11,277)     (12,367)
                                                     --------     --------     --------
        Deferred tax assets, net...................    38,340       40,812       56,787
                                                     --------     --------     --------
        Net deferred tax assets....................     7,473       14,021       22,747
        Less amount included in other current
          assets...................................   (17,444)     (19,646)     (16,032)
                                                     --------     --------     --------
        Amount included in other noncurrent assets
          (liabilities)............................  $ (9,971)    $ (5,625)    $  6,715
                                                     ========     ========     ========

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The decrease in the valuation allowance for deferred tax assets of $3,104 and $1,090 for 1995 and 1994, respectively, was attributable to taxable income earned in the years ended May 31, 1995 and 1994 and, to a lesser extent, an increase in the estimate of future income to be earned. Realization of net deferred tax assets is dependent in part upon future pretax earnings. Although the Company believes such pretax earnings will be achieved, a lack of earnings could result in an increased provision for income taxes.

     The Tax Reform Act of 1986 enacted an alternative minimum tax system for corporations. The alternative minimum tax is assessed at a rate of 20% on alternative minimum taxable income. Alternative minimum taxable income is determined by making statutory adjustments to the Company's regular taxable income. For the years ended May 31, 1995, 1994 and 1993, utilization of regular tax credits was limited by alternative minimum tax expense of $13,913, $11,043 and $5,400, respectively.

 8. TRANSACTIONS WITH TENET HEALTHCARE CORPORATION

     Lending and Related Agreements. In connection with the spin-off from Tenet in January 1990 (the "Spin-off"), Hillhaven entered into certain financial arrangements with its former parent company. Hillhaven issued unsecured notes to Tenet in the aggregate amount of $145,859. The Company used the proceeds from the sale of both the 8 1/4% Series C Preferred Stock to Tenet and the PIP Debentures to repay $96,800 of these notes (Note 6). Tenet also provided mortgage financing to Hillhaven on certain nursing centers purchased by the Company from Tenet. In fiscal 1994, Hillhaven repaid all of the Tenet notes in the aggregate principal amount of $147,202 with proceeds from the Recapitalization (Note 6). The Company also repaid debt which was guaranteed by Tenet in the aggregate amount of $266,737.

     Interest expense on Tenet notes totalled $3,696 and $7,061 for the years ended May 31, 1994 and 1993, respectively.

     Guarantee Reimbursement Agreement. Tenet and Hillhaven entered into a guarantee reimbursement agreement providing for the payment by Hillhaven of a fee in consideration of Tenet's guarantee of certain Hillhaven obligations. At May 31, 1995 and 1994, an aggregate total of approximately $182,000 and $279,000, respectively, of long-term debt (Note 6), leases (Note 9) and contingent liabilities (Note 11) were subject to this agreement. Guarantee fees totalled $4,588, $6,684 and $9,644 for the years ended May 31, 1995, 1994 and 1993, respectively.

     Insurance. Through May 31, 1994, substantially all of the professional and general liability risks of Hillhaven were insured by an insurance company which is owned by Tenet. Such insurance expense amounted to $7,627 and $7,344 for the years ended May 31, 1994 and 1993, respectively. Beginning June 1, 1994, Hillhaven obtained separate coverage for its professional and general liability exposure (Note 11).

     Leases. At the time of the Spin-off, Hillhaven leased 115 nursing centers from Tenet. During the three years ended May 31, 1993, the Company purchased 92 of the leased nursing centers for an aggregate purchase price of $346,900. At May 31, 1993, Hillhaven leased 23 nursing centers from Tenet which were recorded as capital leases at the aggregate purchase option price of $135,400. As part of the Recapitalization, the Company purchased the remaining 23 nursing centers leased from Tenet for an aggregate purchase price of $111,800. Interest expense on the Tenet leases for the years ended May 31, 1994 and 1993 amounted to $3,401 and $19,889 respectively.

     Hillhaven is leasing certain nursing centers from Health Care Property Partners, a joint venture in which Tenet has a minority interest. Lease payments to this joint venture amounted to $9,574, $9,923 and $9,699 for the years ended May 31, 1995, 1994 and 1993, respectively.

     Equity Ownership. On November 30, 1991, Tenet purchased 35,000 shares of Hillhaven's 8 1/4% cumulative nonvoting Series C Preferred Stock. The proceeds, $35,000, were used to reduce notes payable to

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Tenet. Tenet is entitled to a cumulative dividend, payable quarterly, at the annual rate of 8 1/4% of the $35,000 liquidation value. The Series C Preferred Stock is redeemable at the option of the Company at any time, in whole or in part.

     In connection with the Recapitalization, Hillhaven issued to Tenet $120,000 of cumulative nonvoting payable-in-kind Series D Preferred Stock. On February 28, 1994, Tenet tendered shares of the Series D Preferred Stock in the amount of $63,300 to exercise its warrants to purchase 6,000,000 shares of Hillhaven common stock.

     Tenet is entitled to receive cumulative quarterly dividends on the Series D Preferred Stock at an annual rate of 6 1/2% of the liquidation value which, as of May 31, 1995, was $64,416. The dividends are payable in additional shares of Series D Preferred Stock, compounded annually, until September 1998, when the dividends will be payable in cash. The Company may, at its option, redeem the Series D Preferred Stock at any time, in whole or in part, subject to restrictions included in certain loan agreements.

     Management Agreement. Hillhaven provides management, consulting and advisory services in connection with the operation of seven nursing centers owned or leased by Tenet or its subsidiaries. In return for such services, Hillhaven receives a management fee and is reimbursed for certain costs and expenses. Hillhaven earned $2,535, $2,543 and $2,440 for such services during fiscal 1995, 1994 and 1993, respectively. Management fees receivable from Tenet amounted to $636 at May 31, 1995 and $610 at May 31, 1994.

 9. LEASES

     As of May 31, 1995, Hillhaven leases 122 nursing centers, 80 of which are operated by the Company. Most lease agreements cover periods from 10 to 20 years and contain renewal options of 5 to 40 years. Hillhaven's pharmacy outlets are leased under terms generally ranging from three to five years with three-year renewal options.

     Minimum lease payments under noncancelable leases and related sublease income are as follows:

                                                                                SUBLEASE
                    YEAR ENDING MAY 31,               CAPITAL     OPERATING      INCOME
                    -------------------               -------     ---------     --------
        1996........................................  $   818     $  41,997     $ (9,740)
        1997........................................      839        37,194       (7,291)
        1998........................................      811        34,431       (7,048)
        1999........................................      823        26,857       (5,378)
        2000........................................      840        23,732       (4,899)
        Thereafter..................................    2,131        59,779      (13,074)
                                                      -------      --------     --------
        Total minimum lease payments (income).......    6,262     $ 223,990     $(47,430)
                                                                   ========     ========
        Less amount representing interest...........   (1,987)
                                                      -------
        Present value of net minimum lease
          payments..................................    4,275
        Less current portion........................     (439)
                                                      -------
        Long-term obligations.......................  $ 3,836
                                                      =======

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Rent expense under operating leases is as follows:

                                                            YEARS ENDED MAY 31,
                                                     ----------------------------------
                                                       1995         1994         1993
                                                     --------     --------     --------
        Rent expense...............................  $ 60,913     $ 63,411     $ 59,393
        Sublease rental income.....................   (14,026)     (13,563)     (10,390)
                                                     --------     --------     --------
                                                     $ 46,887     $ 49,848     $ 49,003
                                                     ========     ========     ========

10. BENEFIT PLANS

     Hillhaven's 1990 Stock Incentive Plan (the "1990 Plan") provides for incentive stock option, nonqualified stock option, restricted stock, stock appreciation right and cash bonus awards to certain executive officers and other key employees of Hillhaven. Incentive stock options are granted at an exercise price equal to the fair market value of the shares on the date of grant, and nonqualified stock options are granted at an exercise price of not less than 50% of fair market value on the date of grant. Restricted shares are issued at no cost to the employee, and restrictions on such shares generally lapse over five years from the date of the award as long as the employee continues to be employed by Hillhaven.

     In addition, Hillhaven has replaced its long-term cash bonus plan with performance share awards ("Performance Shares") under the 1990 Plan. The Compensation Committee of the Board of Directors identified key management employees who are eligible to receive Performance Shares. Performance Shares represent potential rights to receive common stock based upon the Company achieving specified financial targets over a three- to five-year period. Subject to the Compensation Committee's sole discretion to award all or any portion of the Performance Shares, participants may receive shares of common stock based upon actual performance in relation to the financial targets. Performance Shares granted during the year ended May 31, 1995 amounted to 1,015,000, which may be awarded over the next five years subject to the aforementioned conditions.

     The fair market value on the date of award of restricted shares and the excess of the fair market value of the Hillhaven shares on the date of grant of nonqualified stock options over the exercise price represents compensation which is deferred and charged to operations as the forfeiture restrictions lapse and as the nonqualified options vest. An estimate of the fair market value of Performance Shares expected to be awarded also represents compensation and is deferred and charged to operations over a three- to five-year period. Unearned compensation is recorded as a deduction from stockholders' equity. No stock appreciation rights or cash bonuses have been awarded under the 1990 Plan. At May 31, 1995, there were 1,030,161 shares of common stock available under the 1990 Plan for future awards.

     Hillhaven also has a Directors' Stock Option Plan (the "Directors' Plan") for directors who are not employees of Hillhaven and are not eligible to participate in the 1990 Plan. Nonstatutory options to purchase 2,000 shares of common stock are granted each year to each qualified director at the fair market value of the shares on the date of grant.

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Information regarding stock option plans follows:

                                                                   1990       DIRECTORS'
                                                                   PLAN          PLAN
                                                                 --------     ----------
        Shares under option:
        Outstanding at May 31, 1992............................   248,902        30,000
        Granted................................................   101,647        10,000
        Exercised..............................................   (49,079)           --
        Canceled...............................................    (1,542)       (2,000)
                                                                 --------       -------
        Outstanding at May 31, 1993............................   299,928        38,000
        Granted................................................    66,002        10,000
        Exercised..............................................   (95,785)       (2,000)
        Canceled...............................................    (6,532)       (6,000)
                                                                 --------       -------
        Outstanding at May 31, 1994............................   263,613        40,000
        Granted................................................   216,790        12,000
        Exercised..............................................   (56,594)       (2,000)
        Cancelled..............................................    (6,615)           --
                                                                 --------       -------
        Outstanding at May 31, 1995............................   417,194        50,000
                                                                 ========       =======
        Average option price per share.........................    $12.77        $17.48
        Options exercisable at May 31, 1995....................   204,934        38,000
        Average price of options exercised:
          Year ended May 31, 1993..............................     $5.02            --
          Year ended May 31, 1994..............................     $5.84        $13.75
          Year ended May 31, 1995..............................     $8.75        $14.69

     Shares of common stock issued in the last three fiscal years in connection with employee and director compensation and benefit plans, including the 1991 Performance Investment Plan (Note 6), were 348,234 in 1995, 212,356 in 1994 and 135,079 in 1993. Restricted shares forfeited and retired in the last three fiscal years amounted to zero in 1995, 16,000 in 1994 and 39,670 in 1993.

     In January 1995, the Company established a grantor trust to pre-fund future obligations under Hillhaven's employee stock plans. The grantor trust is a vehicle for supporting its existing stock plans including the 1990 Plan, the Performance Investment Plan and the Employee Stock Purchase Plan, and does not change those plans or the amount of stock to be issued under those plans. Hillhaven transferred 4,200,000 newly issued shares of its common stock to the grantor trust, of which 4,067,473 shares remained in the trust at May 31, 1995.

     In March 1995, the Company established a second grantor trust to pre-fund future obligations under its nonqualified deferred compensation plans. This trust does not change the status of the plans or benefits to be received by participants in the plans. Hillhaven transferred to the trust, life insurance policies with an aggregate cash value of $5,356,897 at May 31, 1995 (included in other noncurrent assets) as well as 500,000 newly issued shares of the Company's common stock. The Company may withdraw these shares of common stock at any time prior to a change of control, as defined, and therefore they are not considered outstanding shares.

     Hillhaven maintains defined contribution retirement plans covering substantially all full-time employees, whereby employee contributions to the plans are matched by Hillhaven up to certain limits. Defined contribution pension expense totalled $4,993, $3,938 and $4,556 for the years ended May 31, 1995, 1994 and 1993, respectively.

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Hillhaven also maintains supplemental retirement plans covering outside directors, executive officers and certain other management employees under which benefits are determined based primarily upon the participants' compensation and length of service to the Company. Expense under these plans amounted to $1,142, $730 and $262 for the years ended May 31, 1995, 1994 and 1993, respectively. Accrued benefits under the plans amounted to $3,668 and $2,518 at May 31, 1995 and 1994, respectively, and are included in other long-term liabilities.

11. COMMITMENTS AND CONTINGENCIES

     Hillhaven is contingently liable at May 31, 1995 for $23,698 primarily as a guarantor of indebtedness of partnerships in which Hillhaven has an ownership interest (Note 4) or with which it has a management agreement. Tenet has guaranteed $3,880 of these obligations for which Hillhaven has agreed to indemnify Tenet under the terms of the Guarantee Reimbursement Agreement (Note
8).

     The Company maintains insurance coverage for its workers' compensation exposure. The estimated retrospective premiums (included in other receivables or other accrued liabilities and other long-term assets or liabilities) is based on actuarially projected estimates discounted at an 8.0% average rate to their present value, which amounted to a $5,861 receivable at May 31, 1995 and an $8,619 liability at May 31, 1994.

     The Company currently insures all of its professional and general liability risks through a wholly owned insurance subsidiary. Risks in excess of $500 per occurrence are reinsured with major independent insurance companies. The estimated liability for the self-insured portion of professional and general liability claims (included in other accrued liabilities and other long-term liabilities) is based on actuarially projected estimates which amounted to $6,436 at May 31, 1995. Included in cash at May 31, 1995 is $7,129 which is restricted for the payment of claims. Through May 31, 1994, the Company's professional and general liability risks were insured by an insurance company which is owned by Tenet (Note 8).

     On January 25, 1995, Horizon Healthcare Corporation ("Horizon") made a proposal to acquire Hillhaven in a stock merger valued by Horizon at $28.00 per share. On February 5, 1995, a Special Committee of Hillhaven's Board of Directors (the "Special Committee") considered the proposal with its advisors and concluded that the proposal was inadequate. On March 7, 1995, Horizon made another offer to acquire Hillhaven in a stock merger valued by Horizon at $31.00 per share.

     In light of the March 7, 1995 Horizon proposal and expressions of interest received by Hillhaven from other parties desiring to explore an acquisition transaction, on March 20, 1995, the Special Committee instructed Merrill Lynch, Pierce, Fenner and Smith Incorporated to explore strategic alternatives, including the possible sale of Hillhaven to a third party. The Special Committee established a process to evaluate all alternatives available to Hillhaven.

     As part of this process, Hillhaven engaged in discussions with certain parties interested in acquiring Hillhaven, and invited Horizon to participate in this process. Horizon announced that its proposal expired on March 21, 1995. On April 24, 1995, Hillhaven announced that it had entered into a definitive merger agreement with Vencor, Inc. ("Vencor"). See Note 13.

     A number of legal actions have resulted from Horizon's January and March proposals to acquire Hillhaven.

     On February 6, 1995, Hillhaven filed a complaint against Horizon in the United States District Court for the District of Nevada seeking injunctive and declaratory relief that a business combination between Horizon and Hillhaven is prohibited by the Nevada statute regarding business combinations with interested stockholders by reason of certain arrangements between Horizon and Tenet. On February 27, 1995, Horizon filed an answer and a counterclaim alleging that, among other things, Hillhaven and all of its directors (other than

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Messrs. de Wetter and Andersons) had breached their fiduciary duties to Hillhaven's stockholders in connection with their consideration of Horizon's acquisition proposal and certain actions taken by Hillhaven, including the formation of a grantor trust, the amendment of Hillhaven's stockholder rights plan and the filing of a shelf registration statement with the Commission. The counterclaim seeks injunctive and declaratory relief and compensatory and punitive damages in unspecified amounts. Hillhaven has answered the counterclaim and believes Horizon's claims are without merit. By stipulation of the parties, all proceedings in these actions have been stayed until October 31, 1995.

     Hillhaven and its directors are named as defendants in a number of putative class action complaints filed on behalf of Hillhaven's stockholders in Nevada state court (the "Nevada State Court Actions") and California state court (the "California State Court Actions"). These complaints raise allegations that Hillhaven and its directors have breached their fiduciary duties to Hillhaven's stockholders in connection with the consideration of Horizon's acquisition proposal and certain corporate actions also cited in Horizon's counterclaim. These actions seek declaratory and injunctive relief and, in California, compensatory damages in unspecified amounts. The Service Employees International Union (AFL-CIO) and a Hillhaven employee and union member are seeking to intervene as party plaintiffs in both the Nevada and California putative class actions brought on behalf of Hillhaven's stockholders, alleging that their interests as stockholders and employees of Hillhaven are not adequately represented. Hillhaven has opposed this intervention. In addition, Tenet filed a complaint against Hillhaven and two of its directors, Mr. Busby and Mr. Marker, in state court in California seeking declaratory and injunctive relief and alleging, among other things, that they have breached their fiduciary duties to Tenet and Hillhaven's other stockholders in connection with their consideration of Horizon's acquisition proposal and certain of the other corporate actions cited in the Horizon and putative class action complaints (the "Tenet Action"). The plaintiffs in the Nevada State Court Actions have moved to dismiss their complaints, which dismissal has been opposed by Hillhaven and its directors. Consideration of this motion has been suspended without date. Hillhaven believes these actions are without merit.

     By stipulation of the parties, the proceedings in the Tenet Action have been stayed until the consummation of the merger with Vencor, at which time Hillhaven and Tenet have agreed to dismiss with prejudice all pending claims with respect to Horizon's acquisition proposal or the Vencor merger. The stay in the California State Court Actions expired July 5, 1995, and the stay in the Nevada State Court Actions expired on July 22, 1995. No schedule has been established with respect to further proceedings in these actions.

     Hillhaven is subject to various other claims and lawsuits in the ordinary course of business which are covered by insurance or adequately provided for in Hillhaven's financial statements. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on Hillhaven's results of operations or liquidity.

12. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair values of Hillhaven's financial instruments at May 31 are as follows:

                                                          1995                     1994
                                                  --------------------     --------------------
                                                  CARRYING      FAIR       CARRYING      FAIR
                                                   AMOUNT       VALUE       AMOUNT       VALUE
                                                  --------     -------     --------     -------
    Notes receivable, net of allowance for
      doubtful accounts.........................    88,104      97,256       87,921      94,913
    Convertible debentures (Note 6).............   131,172     184,618      134,223     154,407
    Other long-term debt, excluding capitalized
      lease obligations (Note 6)................   533,644     529,488      531,516     527,124

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The estimated fair values of Hillhaven's financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. Because no market exists for a significant portion of Hillhaven's financial instruments, considerable judgment is necessarily required in interpreting the data to develop the estimates of fair value. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The fair value of performing notes receivable is calculated by discounting the projected cash flows using estimated market discount rates that reflect the credit and interest rate risk inherent in the notes and using specific borrower information. Fair values for notes with no set maturity are determined based on individual circumstances and are valued net of specific reserves.

     The fair values of the Company's long-term borrowings are estimated based on quoted market prices or by discounting future cash flows at current rates offered to the Company for debt of comparable types and maturities. It is not practicable to estimate the fair value of the Company's off-balance sheet obligations (Note 11).

13. RESTRUCTURING

     On December 5, 1991, Hillhaven announced a restructuring plan designed to improve its long-term financial strength and operating performance. The plan included the disposition of 82 nursing centers over an estimated 24-month period. In the second quarter of fiscal 1992, the Company recorded a $90,000 pretax charge, comprised of $25,700 for the projected losses from operations of the 82 nursing centers during the disposition period and $64,300 for estimated losses from the dispositions. Also as part of the restructuring, Hillhaven exercised options to purchase nine nursing centers leased from Tenet, modified terms of the remaining leases with Tenet and sold preferred stock to Tenet in the amount of $35,000, the proceeds of which were used to prepay debt owed to Tenet (Note 8).

     As of November 30, 1993, the Company had completed the disposition of 50 of these nursing centers, as well as three retirement housing facilities which, prior to March 1, 1992, had been recorded as discontinued operations. During the three months ended November 30, 1993, the Company reviewed its asset disposition program. Because of improvements in reimbursement rates and results of operations, the Company decided not to pursue the sales of the remaining nursing centers and a retirement housing facility. In addition, several parcels of land which had been held for development have been reclassified to other noncurrent assets. Assets related to the Company's restructuring program were as follows:

                                                           SEPTEMBER 1,
                                                              1993
                                                           -----------
                                                           (UNAUDITED)
                        Assets...........................   $  85,183
                        Restructuring reserve............     (54,550)
                                                            ---------
                        Net assets.......................   $  30,633
                                                            =========

     Accrued loss reserves remaining at the date of reinstatement were comprised of $17,668 for losses from operations and $36,882 for estimated future losses on sale. Pretax losses charged to the reserve were as follows:


                                                   THREE MONTHS      YEAR       SIX MONTHS
                                                      ENDED          ENDED        ENDED
                                                    AUGUST 31,      MAY 31,      MAY 31,
                                                       1993          1993          1992
                                                   ------------     -------     ----------
                                                   (UNAUDITED)                  (UNAUDITED)
        Loss from operations.....................     $  235        $ 5,418       $4,263
        Loss on dispositions.....................      1,861         41,010        3,790
                                                      ------        -------       ------
                                                      $2,096        $46,428       $8,053
                                                      ======        =======       ======

                   THE HILLHAVEN CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Revenues and expense related to the 32 nursing centers and other properties previously held for disposition were reclassified to ongoing operations in the consolidated statements of income for all periods presented. Total revenues and expenses of these facilities were as follows:


                                                  THREE MONTHS       YEAR       SIX MONTHS
                                                     ENDED          ENDED          ENDED
                                                   AUGUST 31,       MAY 31,       MAY 31,
                                                      1993           1993          1992
                                                  ------------     --------     ----------
                                                  (UNAUDITED)                   (UNAUDITED)
        Revenues................................    $ 30,326       $114,758      $ 53,760
        Expenses................................      28,647        108,989        51,231
                                                    --------       --------      --------
        Income from operations before income
          taxes.................................    $  1,679       $  5,769      $  2,529
                                                    ========       ========      ========

     Net assets of these facilities as of September 1, 1993, less adjustments to asset carrying values and remaining accrued restructuring costs aggregating $32,646, were reclassified from net assets held for disposition to appropriate balance sheet accounts.

     On December 31, 1993, Hillhaven completed the sale of 13 nursing centers for an aggregate sales price of $15,594. Nine of these nursing centers had previously been held for disposition. The sale resulted in a gain of $5,102, which is included in net operating revenues.

14. SUBSEQUENT EVENTS

     On February 27, 1995, Hillhaven signed a definitive agreement to acquire Nationwide. Nationwide operates 23 nursing centers, two retirement housing communities and two assisted living centers located in Indiana, Ohio and Florida. Concurrent with the close of the transaction on June 30, 1995, Nationwide's redeemable preferred stock, included in other long-term liabilities, was redeemed in the amount of $3,000 and its 12 1/2% Senior Subordinated Notes were repaid in the amount of $12,000 resulting in an extraordinary charge of $2,413 net of taxes. In addition, detachable stock warrants issued by Nationwide were exercised by the holder, and an adjustment to fair market value in the amount of $9,811 was recorded to retained earnings based on the acquisition price. Previously, the warrants had been valued based on a predetermined formula as there was no otherwise determinable value.

     In April 1995, Hillhaven entered into a definitive merger agreement with Vencor pursuant to which Hillhaven will be merged with and into Vencor (the "Merger"). Holders of Hillhaven common stock will be issued Vencor common stock in a business combination intended to qualify as a pooling of interests and as a tax-free reorganization for federal income tax purposes. Vencor operates a network of healthcare services for patients who suffer from cardiopulmonary disorders. The foundation of Vencor's network is a nationwide chain of long term intensive care hospitals. With operations in 38 states, the merged company (including Nationwide) will consist of 36 long term intensive care hospitals and 311 nursing centers with more than 42,000 beds, 55 retail and institutional pharmacy outlets and 23 retirement housing communities with 3,000 apartments. Health care services provided through this network of facilities will include long term intensive hospital care, long term nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, inpatient and outpatient rehabilitation therapy, specialized care for Alzheimer's disease, hospice care, pharmacy services and retirement and assisted living. Consummation of the Merger is contingent upon the affirmative vote of Vencor's and Hillhaven's stockholders and certain governmental and regulatory approvals and is expected to occur in the 1996 second quarter.

                                                        SUPPLEMENTAL SCHEDULE II


                           THE HILLHAVEN CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                                             ADDITIONS
                                            BALANCE AT      CHARGED TO                          BALANCE AT
                                            BEGINNING         COSTS &                             END OF
               DESCRIPTION                 OF PERIOD(1)     EXPENSES(1)     DEDUCTIONS(1)        PERIOD(1)
               -----------                 ------------     -----------     --------------      -----------
Year ended May 31, 1993:
Valuation accounts deducted from assets:
Allowance for doubtful                                                         $ (6,064)(2)
  accounts and notes receivable..........    $ 21,801         $ 4,515               138(3)        $20,390
                                            =========       =========       ===========          ========
Reserve for loss on assets held for
  disposition............................    $103,074         $    --          $(46,428)(4)       $56,646
                                            =========       =========       ===========          ========
Year ended May 31, 1994:
Valuation accounts deducted from assets:
Allowance for doubtful accounts and notes
  receivable.............................    $ 20,390         $ 8,730          $ (3,810)(2)       $25,310
                                            =========       =========       ===========          ========
Reserve for loss on assets                                                     $ (2,096)(4)
  held for disposition...................    $ 56,646         $    --           (54,550)(5)       $    --
                                            =========       =========       ===========          ========
Year ended May 31, 1995:
Valuation accounts deducted from assets:
Allowance for doubtful accounts and notes
  receivable.............................    $ 25,310         $ 5,633          $ (2,667)(2)       $28,276
                                            =========       =========       ===========          ========


- ---------------


(1) Information for all periods has been restated to reflect the acquisition of Nationwide Care, Inc.


(2) Write-off of accounts and notes receivable.

(3) Provision related to nursing centers and retirement housing facilities held for disposition was charged to the reserve for loss on assets held for disposition.

(4) Operating losses related to nursing centers and retirement housing facilities held for disposition were charged to the reserve.

(5) Elimination of loss reserve upon reinstatement of assets held for disposition.